Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following entities will be subsidiaries of the registrant upon the consummation of the Reorganization described in the registration statement:

Vitamin Cottage Natural Food Markets, Inc. (Colorado)

Boulder Vitamin Cottage Group, LLC (Colorado)